PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

Supplement dated July 1, 2019
to Prospectuses dated April 29, 2019

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.
This Supplement contains information about changes, effective July 1, 2019, to the management fees, or fee waivers or expense reimbursements, and total expenses for certain Portfolios of the Advanced Series Trust available through your Annuity and updates other information in the prospectus for your Annuity. With respect to the AST T. Rowe Price Large-Cap Value Portfolio, the changes were effective April 29, 2019. Please check your Annuity Prospectus to determine which of the following changes affect the Annuity that you own. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
The table captioned “Underlying Mutual Fund Portfolio Annual Expenses” in the “Summary of Contract Fees and Charges” section of the Prospectus is revised as follows with respect to the Portfolios shown below:

UNDERLYING PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average daily net assets of the underlying Portfolios)

FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST Cohen & Steers Realty Portfolio*	0.83%	0.03%	0.25%	0.00%	0.00%	0.00%	1.11%	0.05%	1.06%
AST Goldman Sachs Multi-Asset Portfolio*	0.76%	0.04%	0.25%	0.00%	0.00%	0.01%	1.06%	0.14%	0.92%
AST Goldman Sachs Small-Cap Value Portfolio*	0.77%	0.02%	0.25%	0.00%	0.00%	0.01%	1.05%	0.01%	1.04%
AST International Value Portfolio*	0.81%	0.04%	0.25%	0.00%	0.00%	0.00%	1.10%	0.01%	1.09%
AST Mid-Cap Growth Portfolio*	0.81%	0.02%	0.25%	0.00%	0.00%	0.00%	1.08%	0.06%	1.02%
AST T. Rowe Price Large-Cap Value Portfolio*	0.56%	0.02%	0.25%	0.00%	0.00%	0.00%	0.83%	0.04%	0.79%
AST Western Asset Emerging Markets Debt Portfolio*	0.68%	0.23%	0.25%	0.00%	0.00%	0.00%	1.16%	0.09%	1.07%
*See notes immediately below for important information about this fund.

AST Cohen & Steers Realty Portfolio
The Manager has contractually agreed to waive 0.052% of its investment management fee through June 30, 2020. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio
The Manager has contractually agreed to waive 0.132% of its investment management fee through June 30, 2020. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.91% of the Portfolio’s average daily net assets through June 30, 2020. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees. The Manager has also contractually agreed to waive a portion of its investment management fee equal to the management fee of any acquired fund managed or subadvised by Goldman Sachs Asset Management, L.P.

AST Goldman Sachs Small-Cap Value Portfolio
The Manager has contractually agreed to waive 0.010% of its investment management fee through June 30, 2020. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust's Board of Trustees.

AST International Value Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.085% of the Portfolio’s average daily net assets through June 30, 2020. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees.

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AST Mid-Cap Growth Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.02% of the Portfolio’s average daily net assets through June 30, 2020. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees.

AST T. Rowe Price Large-Cap Value Portfolio
The Manager has contractually agreed to waive 0.040% of its investment management fee through June 30, 2020. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees.

AST Western Asset Emerging Markets Debt Portfolio
The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.07% of the Portfolio’s average daily net assets through June 30, 2020. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees.

For Annuities Issued by Pruco Life Insurance Company or Pruco Life Insurance Company of New Jersey
In the “Purchasing Your Annuity - Requirements for Purchasing the Annuity” section of the Prospectus, the following is added for Annuities purchased on or after July 1, 2019:
Your financial professional is required to complete annuity training prior to soliciting an application for an annuity product.  If your annuity application was submitted prior to your financial professional fulfilling the applicable annuity training requirements, your application will be returned and the annuity product will need to be re-solicited.  If the annuity training is not completed within five (5) Valuation Days from the date your initial Purchase Payment is received by Prudential in Good Order and we do not have your consent to retain the Purchase Payment, we will return your Purchase Payment and your Annuity will not be issued.

For Annuities Issued by Pruco Life Insurance Company or Pruco Life Insurance Company of New Jersey (except Prudential Premier® Retirement Variable Annuity):
In the “Managing Your Account Value - Financial Professional Permission To Forward Transaction Instructions” section of the Prospectus, the following is added:
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.

For Annuities Issued by Prudential Annuities Life Assurance Corporation:
In the “Managing Your Account Value - May I Give My Financial Professional Permission To Forward Transaction Instructions?” section of the Prospectus, the following is added:
For certain Broker Dealers: If instructed by your Broker Dealer, we may allow your financial professional to effectuate withdrawals on your behalf.  In the event you do not wish that your financial professional have this authority, please contact us immediately.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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